Exhibit 10.3

                              COMMISSION AGREEMENT

         This Employment Agreement dated as of March 8th, 2004 (the "Agreement"), by and between the Steve Madden Mens Wholesale division of Steven Madden, Ltd., a Delaware corporation (the "Company") located at 52-16 Barnett Avenue, Long Island City, NY 11104 and Hev Sales Inc. ("Hev") located at 232 Northwood Court, Jericho, NY 11753.

                                   WITNESSETH:

         Whereas Hev and the Company desire to enter into this Agreement.

         Now, Therefore, in consideration of the mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         Effective as of the March 8th, 2004, this Original Agreement is hereby as follows:

                  Title: Sales Organization for Steve Madden Mens Wholesale division of Steven Madden, Unionbay and Adesso Madden (Private Label Company) during the term (as defined below)

                  Term:   from March 8th, 2004 thru March 31st, 2007

                  Commission on the following sales by Hev Sales, Inc.:

                  1.       Net sales of Madden Mens
                           $0-$35 million net sales commission rate of .75% $35 million net sales and greater commission rate of 2%

                  2. Net sales of Unionbay or Other Men's Mid-Tier brand All net sales commission rate of 1.25%

                  3.       Private label direct from factory
                           All net sales: - commission rate of 1.25%

         Biweekly guaranteed commission payable to Hev Sales, Inc. in the amount of $17,308.00 (Seventeen thousand, three hundred and eight dollars) against commission earned on sales in accordance with the provisions recited in #1, 2 and 3 above. Annual guarantee commission on $450,000 (Four hundred fifty thousand dollars). Commissions earned on the first sales generating commission of $150,000 shall not be earned commission to Hev.

                  Start-up Fee: The Corporation shall pay to Hev Sales, Inc., a one-time start-up fee equal to One Hundred Fifty Thousand Dollars ($150,000.00) which shall be payable on March 8th, 2004.

                  Covenant Not to Compete: Hev recognizes that the service to be performed by it hereunder is special and unique. In consideration of the compensation granted herein, Hev agrees that, in the event it either terminates this agreement of its own accord (without good cause) or it is terminated by the Company for cause prior to the expiration of this agreement, for a period of 12 months following such termination, Hev shall not engage in or accept employment with any competitive business for its special and unique services.

         If Hev or Andrew Shames terminates its relationship with the Company prior to the expiration of the term, Hev agrees to forfeit and surrender any unpaid compensation without further liability to the Company.


                                            ACCEPTED & AGREED BY:

                                            /s/ ANDREW SHAMES
                                            ------------------------------------
                                            ANDREW SHAMES
                                            President
                                            Hev Sales, Inc.


/s/ JAMIESON A. KARSON
----------------------------------
JAMIESON A. KARSON
CHIEF EXECUTIVE OFFICER
STEVEN MADDEN, LTD.


/s/ ARVIND DHARIA
----------------------------------
ARVIND DHARIA
CHIEF FINANCIAL OFFICER
STEVEN MADDEN, LTD.